UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 10, 2012

Date of Report (Date of earliest event reported)

KapStone Paper and Packaging Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33494	20-2699372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Skokie Boulevard, Suite 300 Northbrook, Illinois	60062
(Address of principal executive offices)	(Zip Code)

(847) 239-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement.

On May 10, 2012,  KapStone Paper and Packaging Corporation (the “Company”) entered into a First Amendment to Credit Agreement (the “First Amendment”), by and among Kapstone Kraft Paper Corporation, as Borrower (the “Borrower”), the Company and certain subsidiaries of the Company as Guarantors, the lenders party thereto, and Bank of America N.A., as Administrative Agent, which amends the Credit Agreement, dated as of October 31, 2011 (the “Credit Agreement”), by and among the Borrower, the Company and certain subsidiaries of the Company as Guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.  The First Amendment, among other things, expands the “accordion” feature under the Credit Agreement, removes certain mandatory prepayment events, and modifies the calculation methodology of the financial covenants.  The “accordion” feature in the Credit Agreement, as amended by the First Amendment, now permits the Borrower, subject to certain terms and conditions, to request an increase in the revolving commitments and/or additional term loans in an aggregate principal amount of up to $450 million.

The foregoing summary does not purport to be a complete summary of the First Amendment and is qualified in its entirety by reference to the First Amendment, a copy of which is filed herewith as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits

99.1     First Amendment to Credit Agreement, dated as of May 10, 2012, by and among Kapstone Kraft Paper Corporation, as Borrower, KapStone Paper and Packaging Corporation and the other Guarantors party thereto, the Lenders party thereto and Bank of America N.A., as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2012

KAPSTONE PAPER AND PACKAGING CORPORATION

	By:	/s/ Andrea K. Tarbox
	Name:	Andrea K. Tarbox
	Title:	Vice President and CFO